Exhibit 10.1

EXECUTION VERSION

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”) is entered into on June 23, 2025 by and among Twenty One Capital, Inc., a Texas corporation (“Pubco”), Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (the “Tether”), Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), and, solely for purposes of Section 1(c), Section 2, Section 3 and Section 4(d) (collectively, the “SPAC Provisions”), Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”). Pubco, Tether, SoftBank, and, solely for the purposes of the SPAC Provisions, SPAC, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meanings given to such terms in the BCA (as defined below).

WHEREAS, on April 22, 2025, Pubco, SPAC, Tether, SoftBank (solely for the limited purposes described therein) and the other parties thereto entered into a business combination agreement (the “BCA”);

WHEREAS, on June 19, 2025, Pubco and SPAC entered into subscription agreements substantially in the form set forth on Exhibit A (the “June PIPE Subscription Agreements”) with the investors named therein (the “June PIPE Investors”), pursuant to which the June PIPE Investors have agreed to make a private investment in SPAC (the “June PIPE Investment”) by purchasing Class A ordinary shares, par value $0.0001 per share, of SPAC in the aggregate amount equal to $165,000,003, of which $150,799,992 shall be paid in cash and $14,200,011 shall be paid in Bitcoin; and

WHEREAS, the Parties desire that, following the date of this Agreement, Tether shall purchase a number of Bitcoin (the “June PIPE Bitcoin”) equal to $147,499,992 (the “June PIPE Net Cash Proceeds”), being the amount of the June PIPE Investment paid in cash less a holdback amount equal to $3,300,000, which June PIPE Bitcoin shall be sold by Tether to Pubco at the Closing and upon funding of the June PIPE Investment by the June PIPE Investors, at a purchase price equal to the June PIPE Net Cash Proceeds.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1. Sale and Purchase.

(a) Tether shall purchase a number of Bitcoin equal to the June PIPE Bitcoin by no later than July 3, 2025 (the “June PIPE Bitcoin Purchase”).

(b) Upon the June PIPE Bitcoin Purchase, the June PIPE Bitcoin shall be placed into a digital wallet held or operated by or on behalf of Tether (the “PIPE Digital Wallets”), and which content of such PIPE Digital Wallet shall be viewable publicly and (i) neither such June PIPE Bitcoin nor such PIPE Digital Wallet shall be subject to any Liens (other than Permitted Liens), (ii) Tether shall take commercially reasonable steps to protect the PIPE Digital Wallet and the June PIPE Bitcoin, (iii) prior to the June PIPE Bitcoin Sale (as defined below), Tether shall not sell or transfer the June PIPE Bitcoin or the PIPE Digital Wallets, and (iv) Tether shall have the exclusive ability to control the PIPE Digital Wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

(c) Following the June PIPE Bitcoin Purchase, SPAC shall file a Current Report on Form 8-K providing information about the purchase of the June PIPE Bitcoin, including the average purchase price thereof, and including details regarding how the content of the PIPE Digital Wallet can be viewed.

(d) At the Closing and upon the funding of the June PIPE Investment by the June PIPE Investors and completion of the Mergers, Pubco shall purchase the June PIPE Bitcoin from Tether at an aggregate purchase price equal to the June PIPE Net Cash Proceeds (the “June PIPE Bitcoin Sale”).

(e) Following the June PIPE Bitcoin Sale, the June PIPE Bitcoin shall be placed in a custodial account with Anchorage serving as the custodian.

Section 2. Termination.

This Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of Pubco, SPAC, Tether and SoftBank; or (b) automatically with no further action required by the Parties if the BCA is terminated in accordance with its terms. If this Agreement is terminated in accordance with this Section 2, this Agreement shall become void and of no further force and effect.

Section 3. Representations and Warranties.

(a) Pubco represents and warrants to Tether, SoftBank and SPAC, as follows:

(i) Pubco (i) is validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and (ii) has the requisite corporate power to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement.

(ii) Pubco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of Pubco are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pubco and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms.

(iii) The execution and delivery Pubco of this Agreement, the consummation by Pubco of the transactions contemplated hereby, and compliance by Pubco with any of the provisions hereof, will not (a) conflict with or violate any provision Pubco’s Organizational Documents in any material respect, (b) conflict with or violate any law applicable to Pubco or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Pubco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

(b) Tether represents and warrants to Pubco, SoftBank and SPAC, as follows:

(i) Tether (i) is validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and (ii) has the requisite corporate power to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement.

(ii) Tether has all requisite power, authority and legal right and capacity to execute and deliver this Agreement, to perform Tether’s hereunder and to consummate the Transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tether and assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Tether, enforceable against Tether in accordance with its terms.

(iii) The sale of the June Bitcoin, when sold pursuant to this Agreement (subject to the receipt by Tether of the Purchase Price in accordance with the terms of this Agreement), will be free and clear of all liens or other restrictions (other than those arising under this Agreement or the BCA or applicable securities laws).

(iv) The execution and delivery by Tether of this Agreement and the consummation by Tether of the transactions contemplated hereby, and compliance by Tether with any of the provisions hereof, will not, (a) conflict with or violate any provision of Tether’s Organizational Documents, (b) conflict with or violate any Law applicable to Tether or any of its properties or assets or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Tether under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Tether under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which Tether is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of Tether to consummate the transactions contemplated hereby.

(v) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the June PIPE Bitcoin to Pubco.

Section 4. Miscellaneous.

(a) Each Party shall execute and deliver, or cause to be executed and delivered, such other instruments as may be reasonably requested by the other Party or reasonably required to effectuate the transactions contemplated hereby and to otherwise carry out the purposes of the June PIPE Investment and this Agreement.

(b) No Party makes any representations or warranties under or with respect to this Agreement other than those set forth in Section 3 to this Agreement.

(c) All Expenses (as defined in the BCA) incurred in connection with this Agreement and the transactions contemplated hereby will be reimbursed in accordance with Section 12.5 (Fees and Expenses) of the BCA.

(d) This Agreement may be amended or supplemented only with the prior written consent of Pubco, SPAC, Tether and SoftBank. No term of this Agreement, nor performance hereof or compliance herewith, may be waived except by a writing signed by the Party giving such waiver.

(e) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings or agreements by or among the Parties, written or oral, that may relate to the subject matter hereof.

(g) If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(h) Section 12.2 (Notices), Section 12.3 (Binding Effect; Assignment), Section 12.6 (Governing Law; Jurisdiction) and Section 12.7 (Specific Performance) of the BCA shall apply to this Agreement, mutatis mutandis, as if fully set forth herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

TWENTY ONE CAPITAL, INC.

By:	/s/ Steven Meehan
Name:	Steven Meehan
Title:	Secretary

TETHER INVESTMENTS, S.A. DE C.V.

By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

STELLAR BEACON LLC

By:	/s/ Karol Niewiadomski
Name:	Karol Niewiadomski
Title:	Manager

Solely for certain limited purposes specified herein:

CANTOR EQUITY PARTNERS, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

EXHIBIT A

FORM OF JUNE PIPE SUBSCRIPTION AGREEMENT